Exhibit 99.1

Iowa Telecom Reports Results for Second Quarter Ended June 30, 2009

NEWTON, Iowa--(BUSINESS WIRE)--July 29, 2009--Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced operating results for the second quarter ended June 30, 2009. Quarterly highlights for the Company include:

  Operating revenues were $58.8 million.
  Operating income was $12.4 million.
  Net income was $2.9 million or $0.08 per diluted share.
  Adjusted EBITDA (as defined herein) was $28.2 million.

“We are very pleased that our business continues to deliver solid revenues and free cash flows, despite a challenging macro economic environment.” said Alan L. Wells, Iowa Telecom Chairman and Chief Executive Officer. “We believe our results reflect the success of our bundling strategy, as the number of access lines lost during the quarter was the lowest since early 2007. Our DSL product growth continued, as we added 900 new customers in the quarter.

“Our Adjusted EBITDA for the quarter was $28.2 million, and was negatively impacted by a $1.8 million one-time charge, related to certain network access matters. Absent this one-time charge, our Adjusted EBITDA would have been $30.0 million.

“We’re especially pleased with the progress we made during the quarter to strategically expand our Minnesota operations,” Wells continued. “On July 1, 2009, we closed our acquisition of the assets of Sherburne Tele Systems, Inc. (“Sherburne”), a telecommunications company serving nine communities adjacent to the Minneapolis/St. Paul Metropolitan area, and headquartered just 30 miles from our existing Lakedale operations. We expect the transaction to be cash flow accretive on a per share basis, and are excited about the opportunity to grow our operations in the state. We now serve 26,000 ILEC access lines and 14,200 CLEC access lines in Minnesota. Midway through the quarter we eliminated approximately 20 positions at Lakedale, thereby realizing some of the synergies from our initial Bishop transaction. We are in the process of fully integrating Sherburne into our operations, and anticipate additional synergies as our Minnesota operations are combined and fully integrated.

“In addition, we recently announced two separate transactions in Minnesota,” Wells noted. “The first is an agreement to purchase WHComm, a CLEC with 2,000 lines which operates between our Sherburne and Lakedale ILEC properties. The second transaction we announced is our agreement to purchase New Ulm Telecom, Inc.’s ownership interests in our existing subsidiaries, SHAL, LLC, SHAL Networks, Inc. and EN-TEL Communications, LLC. As a result of this transaction, we will be the sole owner of SHAL’s 2,500 mile owned and leased fiber network across Minnesota. We believe that the assets we will acquire in these recent transactions, coupled with our existing Sherburne and Lakedale acquisitions, provide us with an outstanding opportunity to profitably grow our operations in Minnesota.

“As a result of the Sherburne transaction, we are slightly modifying our previous guidance. We expect capital expenditures for the year to be similar to 2008 levels, and will be between $26.0 million and $28.0 million. This is a $1.0 million increase over our prior guidance, and is primarily due to capital expenditures at Sherburne. We continue to expect cash interest expense to be between $29.0 million and $31.0 million, but expect it will be at the upper end of the range given our recent borrowing related to the Sherburne transaction,” said Wells. “For the first six months of this year, capital expenditures were $10.3 million, and our cash interest expense was $14.9 million.

“As we move into the balance of the year, our focus will be on continued integration and expansion of our Minnesota operations, expansion of our data and CPE business, growth of our DSL subscriber base, and retention of access lines through innovative bundled product offerings,” Wells concluded.

FINANCIAL DISCUSSION FOR SECOND QUARTER 2009:

  Revenues and Sales were $58.8 million in the second quarter compared to $58.2 million in the second quarter of 2008. Local services revenues increased $413,000, or 2.4%, primarily due to the increase in access lines from the acquisition of Bishop Communications. Network access services revenues decreased $630,000, or 3.1%, for the second quarter as the minutes of use per line and the average revenue per minute decreased. Data and internet services revenue increased $1.4 million, or 16.6%, primarily due to $1.2 million of growth in revenue from our DSL Internet access service. Other services and sales revenue decreased by $339,000, or 5.4%, for the second quarter primarily due to lower CPE sales, offset by the acquisition of Bishop Communications and from increased revenue from video services.
  Operating Costs and Expenses increased $4.9 million, or 11.7%, in the second quarter of 2009 as compared to the second quarter of 2008. Cost of service and sales decreased $92,000. Selling, general and administrative costs increased $3.3 million compared to the year-ago period, due to a $1.8 million charge related to certain network access matters, additional operating expenses from our acquisition of Bishop Communications, and $296,000 of acquisition related costs that are now charged to expense in accordance with SFAS No. 141(R). Depreciation and amortization increased $1.7 million, or 13.1%, during the second quarter compared to 2008, primarily due to $1.2 million of depreciation and amortization expense at Bishop Communications, and higher plant balances.

  Operating Income was $12.4 million in the second quarter of 2009 as compared to $16.6 million in the same period in 2008.
  Interest Expense for the second quarter increased $149,000, or 2.0%, to $7.6 million compared to $7.5 million in the same period in 2008. The increase was the result of a higher average balance on our revolving credit facility, and the costs of EN-TEL debt assumed in the acquisition of Bishop Communications.
  Earnings Before Income Taxes for the second quarter of 2009 were $5.0 million compared to $9.3 million in the second quarter of 2008.
  Income Tax Expense for the second quarter was $2.1 million compared to $4.0 million in the second quarter of 2008. The recorded book tax expense did not impact the cash taxes paid during the quarter. Cash income taxes reflect the continued utilization of net operating loss carry forwards and continued goodwill amortization for tax purposes. The Company paid actual cash income taxes during the quarter of $70,000.
  Net Income was $2.9 million for the quarter compared to net income of $5.3 million in the second quarter of 2008.
  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $28.2 million for the second quarter of 2009, as compared with $30.3 million in the same period in 2008.
  Total Access Lines decreased by 3,000 during the second quarter of 2009 from the first quarter in 2009, as ILEC access lines declined by 2,900 lines and CLEC lines decreased by 100 lines.

Second Quarter 2009 Financial Summary
(Unaudited)
(dollars in thousands, except per share amounts)

	2nd Quarter	2nd Quarter	Change
	2009	2008	Amount	Percent

Revenue	$58,819	$58,177	$642	1.1%
Operating Income	$12,380	$16,618	$(4,238)	-25.5%
Interest Expense	$7,612	$7,463	$149	2.0%
Earnings Before Income Taxes	$5,047	$9,327	$(4,280)	-45.9%
Income Tax Expense	$2,126	$4,034	$(1,908)	-47.3%
Net Income	$2,921	$5,293	$(2,372)	-44.8%
Basic Earnings Per Share	$0.08	$0.16	$(.08)	-50.0%
Diluted Earnings Per Share	$0.08	$0.15	$(.07)	-46.7%
Adjusted EBITDA (1)	$28,200	$30,315	$(2,115)	-7.0%
Capital Expenditures and
Acquisitions	$6,713	$7,135	$(422)	-5.9%
Dividends Paid	$13,241	$12,959	$282	2.2%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

	2nd Quarter	2nd Quarter	Change
Key Operating Statistics	2009	2008	Amount	Percent

Telephone Access Lines
ILEC Lines (1)	203,200	206,000	(2,800)	-1.4%
CLEC Lines (2)	32,300	27,300	5,000	18.3%
Total Telephone Access Lines	235,500	233,300	2,200	0.9%

Long Distance Subscribers	143,200	139,200	4,000	2.9%
Dial-up Internet Subscribers	13,700	18,800	(5,100)	-27.1%
DSL Subscribers	79,100	67,600	11,500	17.0%
Video Subscribers	22,500	12,800	9,700	75.8%

	2nd Quarter	1st Quarter	Change
	2009	2009	Amount	Percent

Telephone Access Lines
ILEC Lines (1)	203,200	206,100	(2,900)	-1.4%
CLEC Lines (2)	32,300	32,400	(100)	-0.3%
Total Telephone Access Lines	235,500	238,500	(3,000)	-1.3%

Long Distance Subscribers	143,200	145,000	(1,800)	-1.2%
Dial-up Internet Subscribers	13,700	15,100	(1,400)	-9.3%
DSL Subscribers	79,100	78,200	900	1.2%
Video Subscribers	22,500	21,400	1,100	5.1%

(1)

Includes lines subscribed by our incumbent local exchange carrier retail customers and lines subscribed by our “wholesale” customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 2,600 wholesale lines subscribed at June 30, 2008; 2,100 at March 31, 2009; and 2,000 at June 30, 2009.

(2)	Access lines subscribed by customers of our competitive local exchange carrier subsidiaries, Iowa Telecom Communications, Inc. and IT Communications, LLC.

Investor Call

As previously announced, Iowa Telecom’s management will hold a conference call to discuss the second quarter 2009 results on Wednesday, July 29, 2009, at 8:30 a.m. (Eastern Time). To listen to the call, participants should dial (719) 457-2638 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on Wednesday, July 29, 2009 and will remain available through August 5, 2009 by dialing (719) 457-0820 and entering Confirmation Code 5411976.

The live broadcast of Iowa Telecom’s quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on July 29, 2009, beginning at 8:30 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

Forward-Looking Statements

The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom’s Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

About Iowa Telecom

Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company and its subsidiaries serve over 450 Iowa communities and 10 Minnesota communities and employ nearly 800 people. The company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Balance Sheets
(Unaudited)
(dollars in thousands, except per share amounts)

	As of	As of
	June 30, 2009	December 31, 2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$5,642	$11,605
Accounts receivable, net	19,766	23,320
Inventories	4,388	3,946
Prepayments and other current assets	3,124	3,149
Total Current Assets	32,920	42,020

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	609,838	601,782
Accumulated depreciation	(336,250)	(310,936)
Net Property, Plant and Equipment	273,588	290,846

GOODWILL	473,834	473,984
INTANGIBLE ASSETS AND OTHER, net	35,576	36,904
INVESTMENT IN AND RECEIVABLE FROM
THE RURAL TELEPHONE FINANCE
COOPERATIVE	16,226	16,174
Total Assets	$832,144	$859,928

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Revolving credit facility	$31,000	$39,000
Accounts payable	7,607	11,017
Advanced billings and customer deposits	9,108	8,615
Accrued and other current liabilities	28,056	32,429
Current maturities of long-term debt	1,266	1,219
Total Current Liabilities	77,037	92,280

LONG-TERM DEBT	488,358	489,003
DEFERRED TAX LIABILITIES	54,235	47,575
OTHER LONG-TERM LIABILITIES	24,772	28,326
Total long-term liabilities	567,365	564,904

TOTAL LIABILITIES	644,402	657,184

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 100,000,000
shares authorized, 32,017,203 and
31,500,687 shares issued and outstanding	320	315
Additional paid-in-capital	329,479	327,264
Accumulated deficit	(129,701)	(110,814)
Accumulated other comprehensive loss	(12,721)	(14,308)
Total Iowa Telecom Stockholders’ Equity	187,377	202,457
Non controlling interest	365	287
Total Stockholder’s Equity	187,742	202,744

Total Liabilities and Stockholders’ Equity	$832,144	$859,928

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Income Statements
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

REVENUE AND SALES
Local services	$17,835	$17,422	$35,920	$35,113
Network access services	19,713	20,343	41,567	43,005
Toll services	5,481	5,679	11,047	11,549
Data and internet services	9,804	8,408	19,459	16,486
Other services and sales	5,986	6,325	12,114	12,869
Total revenues and sales	58,819	58,177	120,107	119,022

OPERATING COSTS AND EXPENSES
Cost of services and sales (exclusive
of items shown separately below)	18,652	18,744	38,886	37,357
Selling, general and administrative	13,459	10,150	25,661	20,265
Depreciation and amortization	14,328	12,665	28,318	25,270
Total operating costs and expenses	46,439	41,559	92,865	82,892

OPERATING INCOME	12,380	16,618	27,242	36,130

OTHER INCOME (EXPENSE)
Interest and dividend income	389	172	1,262	550
Interest expense	(7,612)	(7,463)	(15,208)	(15,161)
Other, net	(110)	-	(269)	(259)
Total other expense, net	(7,333)	(7,291)	(14,215)	(14,870)

EARNINGS BEFORE INCOME TAXES	5,047	9,327	13,027	21,260

INCOME TAX EXPENSE	2,126	4,034	5,597	9,010

NET INCOME	2,921	5,293	7,430	12,250

Net loss attributable to
Noncontrolling interest	74	-	172	-

NET INCOME ATTRIBUTABLE TO
IOWA TELECOMMUNICATIONS
SERVICES, INC.	$2,995	$5,293	$7,602	$12,250

COMPUTATION OF EARNINGS
PER SHARE
Basic - Earnings Per Share	$0.08	$0.16	$0.22	$0.38
Basic - Weighted average number
of shares outstanding	32,003	31,471	31,800	31,457

Diluted - Earnings Per Share	$0.08	$0.15	$0.22	$0.37
Diluted - Weighted average number
of shares outstanding	32,208	32,048	32,161	32,021

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

CASH FLOWS FROM OPERATING
ACTIVITIES
Net income	$2,921	$5,293	$7,430	$12,250
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation	13,919	12,292	27,501	24,523
Amortization of intangible assets	409	373	817	747
Amortization of debt issuance costs	174	148	348	296
Deferred income taxes	2,107	3,825	5,528	8,594
Non-cash stock-based compensation
expense	958	904	1,843	1,770
Changes in operating assets and liabilities:
Receivables	1,652	(474)	3,554	1,304
Inventory	12	(21)	(442)	(439)
Accounts payable	(958)	2,152	(3,405)	1,088
Other assets and liabilities	145	544	(4,312)	(5,904)
Net cash provided by operating activities	21,339	25,036	38,862	44,229

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(6,713)	(7,135)	(10,340)	(12,993)
Business acquisitions, net of cash acquired	-	-	(324)	-
Purchase of wireless licenses	-	(4,032)	-	(5,938)
Net cash used in investing activities	(6,713)	(11,167)	(10,664)	(18,931)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in revolving credit facility	(2,000)	(2,000)	(8,000)	(17,000)
Proceeds from exercise of stock options	85	-	674	-
Payment on long-term debt	(301)	-	(598)	-
Cash contributions from non controlling interest	105	-	300	-
Shares reacquired	(347)	(278)	(347)	(278)
Dividends paid	(13,241)	(12,959)	(26,190)	(25,846)
Net cash used in financing activities	(15,699)	(15,237)	(34,161)	(43,124)

Net Change in Cash and Cash Equivalents	(1,073)	(1,368)	(5,963)	(17,826)
Cash and Cash Equivalents at Beginning
of Period	6,715	5,461	11,605	21,919

Cash and Cash Equivalents at End
of Period	$5,642	$4,093	$5,642	$4,093

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

ADJUSTED EBITDA:
Net Income	$2,921	$5,293	$7,430	$12,250
Income Tax Expense	2,126	4,034	5,597	9,010
Interest Expense	7,612	7,463	15,208	15,161
Depreciation and Amortization	14,328	12,665	28,318	25,270
Unrealized (gains) losses on
financial derivatives	131	-	304	259
Non-cash stock-based compensation
expense (1)	958	904	1,843	1,770
Extraordinary or unusual (gains) losses	-	-	-	-
Non-cash portion of RTFC Capital
Allocation (2)	(172)	(44)	(509)	(146)
Other non-cash losses (gains)	-	-	-	-
Loss (gain) on disposal of assets not in
ordinary course	-	-	-	-
Transaction costs	296	-	1,460	-
ADJUSTED EBITDA	$28,200	$30,315	$59,651	$63,574

(1)	Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.

(2)	Included in Interest and Dividend Income on the Consolidated Statements of Operations.

We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events); (h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.

CONTACT:
Corporate Communications, Inc.
Investor Relations Contacts:
Kevin Inda, 407-566-1180
Kevin.Inda@cci-ir.com
or
Craig Knock, 641-787-2089
Chief Financial Officer
or
Media Contact:
Julie White, 641-787-2040
Director, Corporate Communications
Julie.White@iowatelecom.com